UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2003

JDS Uniphase Corporation
(Exact name of registrant as specified in its charter)

Commission file number 0-22874

Delaware	94-2579683
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

1768 Automation Parkway
San Jose, California    95131
(Address of principal executive offices including zip code)

(408) 546-5000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

FILING NOTE:
This Form 8-K/A and the related Exhibit 99.1 Press Release is filed to correct a typographical error in the HTML conversion of the Press Release as previously filed.

Item 7. Financial Statements and Exhibits.

(c) Exhibits.

99.1    Press Release dated October 23, 2003.

Item 9. Regulation FD Disclosure.

In the last week there have been several articles in the national press discussing the Company's proposed 2003 Equity Incentive Plan. For clarity, at the Company's annual meeting of stockholders to be held on November 6, 2003, stockholders will have the opportunity to vote on the Company's 2003 Equity Incentive Plan (the "Plan"). The Company designed the Plan with the intention of better aligning employee equity incentive awards, including option grants, to the long-term interests of our stockholders, and particularly with respect to senior management, to allow the Company to more closely tie vesting to performance. To ensure that the Company's compensation strategy was reflective of the interests of the Company's long-term shareholders, the Plan was designed with input from one of the Company's significant shareholders, CalPERS.

Among its other provisions, the Plan would limit the maximum number of shares available for equity incentive awards that could be awarded to employees, including management, before obtaining further stockholder approval by eliminating the so-called "evergreen" provision which automatically annually increased the number of shares that were available for award under our current plan. Additionally, the Plan would limit the total number of equity incentive awards that could be made to the Company's five most highly compensated executive officers to a maximum of 5% of the total number of shares awarded in each fiscal year, though awards issued in connection with the initial hiring or promotion of such individuals is excluded from this limit. This limit would better insure that our equity incentive programs are truly broad based. A detailed description of the Plan and other items being voted on by shareholders is contained in the Company's annual meeting proxy statement, which is available on the SEC's and the Company's websites.

Item 12. Results of Operations and Financial Condition.

On October 23, 2003, JDS Uniphase Corporation ("JDSU") announced its financial results for the first quarter of fiscal year ended June 30, 2004. A copy of JDSU's press release is attached hereto as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned therunto duly authorized.

JDS UNIPHASE CORPORATION

By:	/s/ Christopher S. Dewees

Christopher S. Dewees
Senior Vice President and General Counsel

Dated: October 27, 2003

EXHIBIT INDEX
Exhibit	Description
99.1*	Press release dated October 23, 2003

*    Also provided in PDF format as a courtesy.